NOTE: For more information, please contact Monty J. Oliver, EVP & Chief Financial Officer @ 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext. 207

LSB Bancshares Reports 1st Quarter Financial Results

     LEXINGTON, N.C., April 15, 2004 / — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the first quarter of 2004 of $2,153,000, or $0.25 per diluted share, compared to $2,554,000, or $0.30 per diluted share, in the first quarter of 2003, a 16.7% decrease in diluted earnings per share.

     The decline in earnings was largely attributable to lower net interest income, which was adversely affected by a decline in the net interest margin, as well as a lower level of average earning assets. Net interest income decreased 4% to $9,434,000 in the first quarter of 2004 from $9,830,000 in the year-ago period, while noninterest income was $3,356,000 in 2004’s first quarter and remained essentially unchanged from the year-ago level. Noninterest expense increased 4% to $9,104,000 in the first quarter of 2004 from the amount in 2003’s first quarter. The provision for loan losses was $511,000 in 2004’s first quarter, versus $587,000 in the first quarter of 2003.

     Although total assets and deposits declined from the year-ago level (2% and 5%, respectively), net loans increased approximately 3% over this period. Asset and deposit comparisons to the year-ago figures were affected by a surge in deposits that took place in early- to mid-2003 that will likely be evident in the second quarter of 2004 comparisons as well. Balance sheet growth since the beginning of this year has improved modestly. As of March 31, 2004, total assets were approximately $877 million, while deposits were $700 million and net loans were $671 million. The reserve for loan losses at the end of 2004’s first quarter was $8,224,000 or 1.21% of loans. Shareholders’ equity totaled nearly $90 million, an increase of 4% from the year-ago figure, and represented an equity-to-assets ratio of 10.2%.

     “While the banking environment remains challenging, we are continuing to invest in customer service and new product initiatives,” said LSB Bancshares Chairman, President and CEO Robert F. Lowe. “For example, our Online Loan program was recently introduced, which offers our customers convenience, 24/7 access and security. As an additional incentive, through May 28th, 2004, we are offering a 0.25% rate discount and waiving the loan origination fee on loans submitted through this online program. Such online services enhance customer service but also provide a more efficient delivery system for those customers who prefer online banking.”

     Lowe added, “Despite the lower earnings in the first quarter of 2004, we remain optimistic about our long-term prospects. We recently opened a mortgage production office in Raleigh and a full-service branch in Jamestown, which is our second office in Guilford County. Looking ahead, we will continue to work towards building shareholder value through long-term earnings growth and a strong cash dividend program. Based on the current cash dividend, LSB Bancshares’ stock is one of the highest yielding equities among publicly traded North Carolina banks.”

     LSB Bancshares recently declared a quarterly dividend of $0.16 per share, which will be paid April 15, 2004 to shareholders of record as of April 1, 2004.

     Lexington State Bank, which opened on July 5, 1949, is the 8th largest bank in North Carolina and the largest community bank headquartered in the Piedmont Triad based on December 31, 2003 financial data. LSB owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.

     Common stock of the bank’s parent company, LSB Bancshares, Inc., is traded on the

National Market and is quoted electronically under the NASDAQ symbol LXBK. The LSB website, which links online banking users to LSB By Net, is www.lsbnc.com.

     Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Midwest Research Secs.; Goldman, Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; The Robinson Humphrey Co.; Sandler O’Neill & Partners, and Schwab Capital Markets.

Information in this press release contains forward-looking statements. These statements are identified by words such as “expects”, “anticipates”, “should” or other similar statements about future events. These forward looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.

LSB Bancshares, Inc.
Consolidated Balance Sheets
(In Thousands)

	March 31
	2004	2003
Assets
Cash and Due from Banks	$35,585	$40,221
Interest-Bearing Bank Balances	1,493	4,819
Federal Funds Sold	17,458	33,370
Investment Securities:
Held to Maturity, at Amortized Cost	27,891	40,676
Available for Sale, at Market Value	96,532	98,888
Loans	678,980	658,275
Less, Allowance for Loan Losses	(8,224)	(7,394)

Net Loans	670,756	650,881
Premises and Equipment	15,995	14,004
Other Assets	11,613	11,217

Total Assets	$877,323	$894,076

Liabilities
Deposits:
Demand	$83,857	$89,023
Savings, N.O.W. and Money Market Accounts	400,309	401,728
Certificates of Deposit of less than $100,000	121,966	141,957
Certificates of Deposit of $100,000 or more	94,005	101,980

Total Deposits	700,137	734,688
Securities Sold Under Agreements to Repurchase	1,345	1,703
Borrowings from the Federal Home Loan Bank	80,000	63,000
Other Liabilities	6,287	8,331

Total Liabilities	787,769	807,722

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; none issued	0	0
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,560,254 Shares in 2004 and 8,480,955 Shares in 2003	42,801	42,405
Paid-In Capital	10,294	9,772
Directors’ Deferred Plan	(1,162)	(1,125)
Retained Earnings	36,487	33,775
Accumulated Other Comprehensive Income	1,134	1,527

Total Shareholders’ Equity	89,554	86,354

Total Liabilities and Shareholders’ Equity	$877,323	$894,076

Memorandum: Standby Letters of Credit	$4,605	$3,708

LSB Bancshares, Inc.
Consolidated Statements of Income
(In Thousands Except Share Data)

	Three Months Ended
	March 31
	2004	2003
Interest Income
Interest and Fees on Loans	$10,594	$11,311
Interest on Investment Securities:
Taxable	820	1,042
Tax Exempt	382	405
Interest-Bearing Bank Balances	49	54
Federal Funds Sold	46	97

Total Interest Income	11,891	12,909

Interest Expense
Deposits	1,645	2,299
Securities Sold Under Agreements to Repurchase	3	5
Borrowings for the Federal Home Loan Bank	809	775

Total Interest Expense	2,457	3,079

Net Interest Income	9,434	9,830
Provision for Loan Losses	511	587

Net Interest Income After Provision for Loan Losses	8,923	9,243

Noninterest Income
Service Charges on Deposit Accounts	1,671	1,607
Gains on Sales of Mortgages	110	358
Other Operating Income	1,575	1,384

Total Noninterest Income	3,356	3,349

Noninterest Expense
Personnel Expense	5,147	5,016
Occupancy Expense	460	384
Equipment Depreciation and Maintenance	539	475
Other Operating Expense	2,958	2,882

Total Noninterest Expense	9,104	8,757

Income Before Income Taxes	3,175	3,835
Income Taxes	1,022	1,281

Net Income	$2,153	$2,554

Earnings Per Share
Basic	$0.25	$0.30
Diluted	$0.25	$0.30
Weighted Average Shares Outstanding
Basic	8,553,379	8,475,330
Diluted	8,631,926	8,540,543

LSB Bancshares, Inc.
Financial Highlights
(In Thousands Except Ratios)

	Three Months Ended March 31
	2004	2003	Change
Financial Ratios
Return On Average Assets	1.00	1.19	(19	)BP
Return On Average Shareholders’ Equity	9.66	11.93	(227)
Net Interest Margin (FTE):	4.73	4.95	(22)
Average Balances
Loans	$669,820	$649,943	3.1%
Earning Assets	814,605	819,214	(0.6)
Total Assets	869,516	871,941	(0.3)
Interest-Bearing Deposits	621,719	630,229	(1.4)
Total Deposits	702,436	713,004	(1.5)
Allowance For Loan Losses
Beginning Balance	$7,846	$7,282	7.7%
Provision For Loan Losses	511	587	(12.9)
Loans Charged Off	(442)	(533)	(17.1)
Recoveries	309	58	432.8

Ending Balance	8,224	7,394	11.2
Nonperforming Assets
Nonperforming Loans:
Past Due 90 Days Or More	$1,809	$2,676	(32.4)%
Nonaccrual Loans	2,074	576	260.1
Restructured Loans	1,133	245	362.4

Total Nonperforming Loans	5,016	3,497	43.4
Other Real Estate	1,673	1,669	0.2

Total Nonperforming Assets	6,689	5,166	29.5
Asset Quality Ratios
Nonperforming Loans To Total Loans	0.74%	0.53%	0.21	BP
Nonperforming Loans To Total Assets	0.57	0.39	0.18
Allowance For Loan Losses To Total Loans	1.21	1.12	0.09
Net Charge-offs To Average Loans	0.02	0.07	(0.05)
Allowance For Loan Losses To Nonperforming Loans	1.64	2.11

BP—Denotes Basis Points